UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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LL Flooring Holdings, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant): N/A

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As previously disclosed in the Quarterly Report on Form 10-Q filed by LL Flooring Holdings, Inc. (the “Company”) for the quarter ending March 31, 2024, the Company, in an effort to improve its liquidity, began a process to pursue a sale transaction for its Sandston, Virginia distribution center (the “Distribution Center”). The Company has received a number of preliminary bids and several second-round bids in connection with such sale process and expects to move forward with negotiating with certain bidders for the possible sale of the Distribution Center. There can be no assurance that the Company will enter into a sale transaction relating to the Distribution Center, or if a transaction is entered into, the terms thereof.

Under the terms of the Company’s asset-backed revolving facility credit agreement (the “Credit Agreement”), the Company now believes that its projected levels of liquidity may not be sufficient to meet the minimum excess availability threshold in the third quarter of 2024. The Company is in discussions with representatives of the banks that are party to the Credit Agreement regarding an additional liquidity reserve requested by the banks and additional modifications to certain provisions of the Credit Agreement. There can be no assurance that the Company will reach an agreement with the banks regarding such matters.